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                                                                    EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Amendment No. 1 to Form S-3 registration statement (no. 333-42315) of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc. of our report dated February 14, 1997 except for Notes 12(b) and (c) which are as of September 3, 1997 and October 29, 1997, respectively, on our audit of the consolidated financial statements of Chauvco Resources Ltd. as at December 31, 1996 and 1995 and for each of the years in the three year period ended December 31, 1996, and to all references to our firm included in or made a part of this registration statement.


                                              /s/  Price Waterhouse
                                              Chartered Accountants


Calgary, Alberta
December 31, 1997